April 25, 2012

Nile Therapeutics, Inc.

4 West 4th Avenue, Suite 400

San Mateo, CA 94402

Ladies and Gentlemen:

We are acting as counsel to Nile Therapeutics, Inc. (the “Company”) in connection with the filing by the Company on the date hereof of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of up to 2,512,500 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of outstanding warrants issued by the Company on April 4, 2012 (the “Warrants”), as well as the resale of the Shares by the selling stockholders identified in the Registration Statement.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented, and represented as such, to us by the Company: (i) the Company’s Amended & Restated Certificate of Incorporation; (ii) the Company’s Bylaws; (iii) certain corporate resolutions adopted by the Board of Directors of the Company and a special committee of the Board of Directors, in each case, pertaining to the issuance of the Shares; (iv) the Registration Statement; and (v) the Warrants. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements and certificates of officers of the Company and of public officials. We have assumed the genuineness of all signatures, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. This opinion is limited to the laws of the State of Delaware.

Based upon, subject to and limited by the foregoing and the other qualifications and provisions set forth herein, it is our opinion as of this date that the Shares have been duly authorized, and when issued and delivered against payment therefor upon the due exercise of the Warrants in accordance with the provisions thereof, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
Fredrikson & Byron, P.A.
By:	/s/ Christopher J. Melsha
Its:	Vice President